Exhibit 23.1

中正達會計師事務所

Centurion ZD CPA & Co.

Certified Public Accountants (Practising)

Unit 1304, 13/F, Two Harbourfront, 22 Tak Fung Street, Hunghom, Hong Kong.

香港 紅磡 德豐街22號 海濱廣場二期 13樓1304室

Tel 電話: (852) 2126 2388 Fax 傳真: (852) 2122 9078

Email 電郵: info@czdc

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Post-Effective Amendment No. 13 to the Registration Statement of Plastec Technologies, Ltd. on Form F-1 of our report dated April 22, 2022 on the consolidated financial statements of Plastec Technologies, Ltd. and to the reference to us under the heading “Experts” in the prospectus.

/s/ Centurion ZD CPA & Co.
Centurion ZD CPA & Co. Certified Public Accountants
Hong Kong
September 6, 2022